Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63597, 333-62400, 333-125672, 33-68196 and 333-215433) of Hickok Incorporated of our report dated August 14, 2017, relating to the statements of assets acquired and liabilities assumed and statements of net revenues and direct operating expenses of Air Enterprises, LLC which appears in the Current Report on Form 8-K of Hickok Incorporated dated June 5, 2017, as amended.

/s/ MEADEN & MOORE, LTD

Cleveland, Ohio

August 14, 2017